Russell Investments Alternatives Diversifier Cayman Fund Ltd.

Appointment of Agent for Service of Process

A. Russell Investments Alternatives Diversifier Cayman Fund Ltd. (“Company”) is an exempted company incorporated under the laws of the Cayman Islands with limited liability and has its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KY1-1104, Cayman Islands.

B. The Company designates and appoints Russell Investment Company (“Agent”) located at 401 Union Street, 18th Floor, Seattle, Washington 98101 as the agent of the Company upon whom may be served any process, pleadings, subpoenas, or other papers in:

(1) any investigation or administrative proceeding conducted by the Securities and Exchange Commission (“SEC”); and

(2) any civil suit or action brought against the Company or to which the Company has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the securities of the Company, or any purchases or sales of any security in connection therewith. The Company stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C. The Company stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if the Company discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Company at any time until six years have elapsed from the date of the last sale of the securities of the Company.

D. The Company further undertakes to advise the SEC promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

E. The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, all books and records with respect to the Company.

Russell Investments Alternatives Diversifier Cayman Fund Ltd. certifies that it has duly caused this Appointment of Agent for Service of Process to be signed on its behalf by the undersigned, thereunto duly authorized, this ___ day of _______, 202__.

[Signature pages to follow]

Russell Investments Alternatives Diversifier Cayman Fund Ltd.

By:

By:	Kate El-Hillow

Title:	Director

By:

By:	Ross Erickson

Title:	Director

By:

By:	Mary Beth Albaneze

Title:	Director

Russell Investment Company

By:

By:	Jessica Gates

Title:	Assistant Secretary